Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-3 No. 333-170469, S-3 No. 333-149378, S-8 No. 333-168635, S-8 No. 333-151629, S-8 No. 333-153065, S-8 No. 333-125310, S-8 No. 333-90598, S-8 No. 333-63326, S-8 No. 333-34073 and S-3 No. 333-182942), of Standard Pacific Corp. and subsidiaries, and in the related Prospectus of our reports dated February 22, 2013, with respect to the consolidated financial statements of Standard Pacific Corp. and subsidiaries, and the effectiveness of internal control over financial reporting of Standard Pacific Corp. and subsidiaries, included in this Annual Report (Form 10-K) for the year ended December 31, 2012.

/s/ Ernst & Young LLP

Irvine, California
February 22, 2013